Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
      We consent to the incorporation by reference in the Registration Statements (Form S-8 File Nos. 333-107307, 333-107306, 333-123701 and 333-123704) of BioScrip, Inc. of our reports dated March 27, 2006, with respect to the consolidated financial statements and schedule of BioScrip, Inc., BioScrip, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of BioScrip, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
March 27, 2006